UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
October 23, 2002

Visator, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of Incorporation)	000-32429 (Commission File Number)	65-0955118 (IRS Employer ID No.)

Kroghsgade 1, 4th Floor, 2100 Copenhagen Oe, Denmark
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

Startcall.com, Inc.
719 5th Street
Miami Beach, Florida  33139
(Former name or former address, if changed since last report)

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

On December 20, 2002 (the “Effective Date”), pursuant to a Stock Purchase Agreement and Share Exchange between Startcall.com, Inc. (“Startcall” or the “Company”), a Florida corporation and Web Intelligence Technology ApS (“Web Intelligence” or “Visator”), a Danish Corporation and ARN Invest ApS, (“ARN”), a Danish Corporation, Startcall acquired all of the shares of Web Intelligence from ARN in consideration for the issuance of 79,500,000 shares of Startcall to ARN. Pursuant to the Agreement, Web Intelligence became a wholly owned subsidiary of the Company and the Company subsequently filed a Certificate of Amendment in the State of Florida changing its name to Visator, Inc.

Pursuant to the terms of the Agreement, Antonio Treminio and Sylvio Martini resigned as the directors of the Company and Anders Nielsen and Jesper Toft were appointed to the Board of Directors. In addition, Antonio Treminio resigned as President, Chief Executive Officer and Chief Financial Officer and Sylvio Martini resigned as Chief Technical Officer of the Company and Anders Nielsen was named as President, Chief Executive Officer and Secretary of the Company and Jesper Toft was named as the new Chief Financial Officer of the Company.

The Acquisition was approved by the unanimous consent of the Board of Directors of the Company and by the majority of the Board of Directors of Web Intelligence on December 20, 2002.

The following table sets forth information regarding the beneficial ownership of the shares of the Common Stock (the only class of shares previously issued by the Company) at December 27, 2002, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) by all directors and executive officers of the Company as a group, prior to and upon completion of this Offering. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at the address of the Company.

TITLE OF CLASS	NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK	PERCENT OF CLASS

Common	ARN Invest ApS	79,500,000	80.30%
	Anders Nielson	(1)	(1)
	Jesper Toft	(2)	(2)

DIRECTORS AND OFFICERS AS A GROUP		(3)	(3)

(1)     Mr. Anders Nielsen, an Officer and Director of the Company, does not directly own any shares of the Company. However, Mr. Nielsen is a 33% shareholder of ARN which owns 79,500,000 shares of the Company.

(2)     Mr. Jesper Toft, an Officer and Director of the Company, does not directly own any shares of the Company. However, Mr. Toft has an option to buy shares from the shareholders of ARN which owns 79,500,000 shares of the Company. The amount of shares is variable in connection to the value of ARN's share value of Web Intelligence.

(3)     As set forth above, the Officers and Directors of the Company did not directly own any shares of the Company, but collectively own 33% of ARN which owns 79,500,000 shares of the Company. In addition, Mr. Toft has an option to buy shares from the shareholders of ARN which owns 79,500,000 shares of the Company. The amount of shares is variable in connection to the value of ARN's share value of Web Intelligence.

The following is a biographical summary of the directors and officers of the Company:

ANDERS NIELSEN, 27, has been President, Chief Executive Officer, Secretary and Director of the Company since December 20, 2002. Mr. Nielsen is the original founder of Web Intelligence and currently handles the overall Technological Development and Outlook for Web Intelligence. Mr. Nielsen has extensive experience as a consultant for some on of the largest Danish Organizations such as Intrasuite/Dansk & Internet Selskab. Mr. Nielsen stands behind the development of a series of other technologies, among them the “newscrawler” for the European Commission, a technical failure monitoring service for TDC intranet, and a web crawler for the Royal Swedish Library. Mr. Neilsen has four years of study at the Datalogisk Institut (Computer Science Institute) at the University of Copenhagen.

Jesper Toft, 31, has been Chief Financial Officer and Director of the Company since December 20, 2002. Since 2001, Mr. Toft has been the chief strategist & Vice-President of business development and overseas marketing, communications and business development operations for Web Intelligence. He joined Web Intelligence in 2001 to lead the company into key vertical market segments, drive demand creation and lead generation, and build partnerships with strategic platform partners. Prior to joining Visator, Mr. Toft was recognized as one of Denmark’s most successful entrepreneurs. Mr. Toft founded and was the CEO for ITCOM A/S Originator of services such as: 118.dk the first (1997) free Internet directory service in the world, later copied in several other companies. 909.dk, including credit information systems in cooperation with Bonnier. 909shop became largest CD on-line shop. Started Denmark's leading freemail "post office", 909mail. The activities were sold in the spring of 1998 to a Nasdaq listed company whereafter the name was changed to Euro909.com – today – EuroTrust (Nasdaq EURO).

Mr. Toft started his first company at age 14 and sold this company to Cramo Marerialudlejning at age 17. Mr. Toft in 2000 (founder of OIBN Open Integrated Business Betwork) received from the Danish Department of commerce and Department of Research the 2000 Pioneer Award as founder for the most promising company in Denmark.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to the Agreement, the Company acquired one hundred percent (100%) of the issued and outstanding shares of common stock of Web Intelligence for 79,500,000 shares of $0.000666 par value common stock of the Company. Pursuant to the Agreement, Web Intelligence became a wholly owned subsidiary of the Company.

Web Intelligence is one of Europe’s leading suppliers of online competitive intelligence services for the professional market. The company has developed a technology, from which several products have been derived, ensuring that the individual user will receive precisely the intelligence that is relevant to him - based on criteria defined by his needs and deliver at the exact times the individual demands. In other words, an optimization of intelligence adapted to the success criteria of the individual user. Also referred to as “competitive intelligence”.

The explosive growth in the amount of information published daily on the Internet has created a new demand which will grow proportionally with the amount of information and news available online: The demand for sorting information, or as it is called "exformation".

It is the idea and the aim of the Company to sell and develop automatic tools/services for an individual news-/intelligence monitoring that cuts across the existing news sources and structures on the Internet. The Company works with targeted efforts towards the vision, that the Company will be one of the worlds’ most profitable companies in its sector within just a few years. This vision is within reach. The market for online exformation services is only in its infancy. Web Intelligence already has a strong and well functioning technology and has shown ability to sell its product.

Since the Company was established in March of 2001, the focus has been on sales of the first product, “Media Intelligence”. We have successfully built up a broad foundation of more than 100 regular customers in the Danish market. Among these customers are large corporations, such as for example, Coca-Cola, CSC, DaimlerChrysler, Dell, ISS, MSD – Merck Sharpe & Dohme, among others. In addition, Web Intelligence customers will be found among Non Governmental Organizations, political parties, unions, ministries, telecommunications companies, as well as other and smaller types of companies, etc.

Source Monitoring: Web Intelligence’s leadership estimated when the sale of Media Intelligence began that potential competitors would build up complete monitoring of sources, just as Web Intelligence had. Today Web Intelligence monitors approximately 10,000 unique online information and news sources, where the greater majority is in those markets where the products are sold. The assessment was that the quantity of sources being monitored was not a lasting parameter in this competitive situation, as this is a prerequisite for being able to offer a competitive product to customers. In the meantime, it has become apparent, that practically none of the competing companies have kept up in this area. This means that Web Intelligence today has a significant sales parameter because of its very broad and deep source monitoring. As a consequence of this experience, there are procedures today, for how an optimal source monitoring is built up in a new market prior to startup. Further, a system has been developed and implemented, which automatically monitors whether structural changes have occurred for those sources, which are already being monitored, in order to avoid monitoring of "inactive" sources.

Customer Support: In the Spring of 2002 Web Intelligence hired a Support Manager as a consequence of the steadily increasing need in this area. The Support Manager’s responsibility is, in addition to the on-going operational support for individual customers, to also ensure the best possible application and utilization of Web Intelligence’s systems in the environments of the customers. This occurs through a proactive processing of the customers, among other things, in the form of workshops to increase their use and daily application of the products, and in this manner to anchor Web Intelligence’s product as broadly and deeply in the organization as possible, and to thus ensure the greatest possible stability in customer relationships. This support function, in relation to competing companies, is also a parameter which Web Intelligence can use for profiling itself, as only a few of the competitors offer a similar customer service.

Sales and Marketing: During the month of May 2002, Web Intelligence tested several different marketing approaches (newspaper advertisements, direct mail, online advertising, as well as online sponsorships) in order to see whether it was economically sound to supplement the direct sales effort in the market with a broader form of marketing. The campaign provided a number of test-customers, but relatively few of these finished by entering into an agreement with the company. All sales resources are therefore focused in direct sales. This will also happen during the coming year.

Internationalization: Web Intelligence has during the last few months initiated the startup of sales in a series of new markets. In order to find the optimal model for startup in a new market, three models were in this trial methodology:

In Switzerland, collaboration has been entered into with a local company, which is in charge of sales and customer contact while building up a local organization. The technical systems are operated from Copenhagen, Denmark. This model has proven to not live up the expectations of Web Intelligence for effectiveness and speed of penetration to market, as it is the local partner’s responsibility and decision, how the activities occur. For this reason the model most likely will not be used again – or only in a few distant markets, where Web Intelligence does not have the opportunity to complete one of the other models. In England a sales agreement has been entered into, in which the local partner only receives payment when there are results, please compare to our goals. This model has worked better than the model in Switzerland, but not well enough to be satisfactory in relation to speed to penetration. Sales to the Swedish and German markets occur directly from the offices in Copenhagen. Agreements have been made with local executive office suites, which ensures a local address and telephone number, to which the customers may call. Therefore the customers never experience that the sales personnel is not sitting within the local market. This model has so far generated the desired results, and it will therefore be the model, with which we will continue working as the primary model for expansion.

The commercial rights to sell Visator Media Intelligence and Visator Brand Intelligence on the Danish marked have been sold to a Singapore based company, to assure a optimal income and revenue form this marked. Web Intelligence’s product, Media Intelligence is today the leading in its area in the Danish market, with monthly revenues of USD 40,000. The company is initially in the process of building the sales function in four other markets, Great Britain, Germany, Sweden and Switzerland. Additional development in the new markets will occur on the background of those international experiences, as set forth above, which the company has gained during the last two quarters of 2002. Work is being done towards creating a two-fold increase of revenues to USD 80,000 monthly within the first two quarters of 2003.

Products and Technology

All Web Intelligence’s products are based on the Company’s core technology ”Visator Monitor”. This is a technology that fully automatically ”reads”, analyzes and processes information in defined areas of the Internet. Visator Spider works itself through each one of the defined online services with short intervals. The system is currently set up so that newly published information cannot become more than one hour old, before Visator Spider has found it, and is ready to send information to the relevant customers regarding what it has found.

Applications of this technology are innumerable. The different products are based on basically the same technology, but it is important for dissemination of the products and services into the market, that they are ”packaged” differently. Below follows a description of the products/services that Web Intelligence in the long term will offer the market.

Development of the products is done in anticipation of optimizing technological utilization possibilities in relation to the different requirements, which individual functions and departments in the Company have. By differentiating those parameters with which we work, and simultaneously ”packaging” the products differently, we create several potential buyers in each individual Company, and a stronger attachment to Web Intelligence’s products in that organization.

Web Intelligence will offer three primary products. These are all aimed at companies and organizations with different requirements for media and news monitoring:

1.	Visator Media Intelligence
2.	Visator Business Intelligence
3.	Visator Brand Intelligence

Visator Media Intelligence ensures Web Intelligence’s customers of continuous and daily updates on news and information, from all online news sources that are covered by Web Intelligence. Visator’s Media Intelligence is broad media monitoring that utility value can best be compared to traditional press clips, just faster, with more coverage and less expensive. As a company or organization with special interest in news and information published by the public sector, there is opportunity for optionally selecting all public sources.

One or more persons at the customer’s site receives – according to the customer’s choice – access to Web Intelligence’s system through a web page through which they can create searches and search profiles. A search profile is a collection of searches (words) that are monitored within a defined area, and where the results of the searches are distributed together. An unlimited number of search profiles, which again may contain an unlimited number of search words, may be created. Web Intelligence’s support manager assists the customer in reaching the optimal results from the search profiles.

It is moreover possible to choose among a series of pre-defined search profiles that are designed to cover a given industry, and provide a broad coverage within it. It is the intention behind these searches that the users do not to have to ”reinvent the wheel” each time they need to create their search profile. They just need to concentrate on searching on those subjects, in which they have specific interests. Search profiles are currently set up for the gasoline industry, and new industries may be added ad hoc.

When Rockwool (the world’s leading manufacturer of rock wool for insulation) began using Visator Media Intelligence. They initially obtained information from the employees about their need for knowledge (search words). They then divided the collective quantity of search words into different categories. This has now resulted in Rockwool monitoring three categories, which are:

-	mention of competitive companies
-	mention of the Company, and persons on the Board of Directors
-	mention of the area of "insulation"

The information Web Intelligence finds for Rockwool is distributed directly to the relevant individuals in the Company. Since starting the use of Web Intelligence products, Rockwool has daily received a large quantity of referrals to critically, competitive news and information from Web Intelligence, much of this is news and information, which you otherwise would not have seen.

With an export level of 95%, Rockwool is now obtaining their initial experiences within electronic media monitoring. They can already see the potential for also utilizing Web Intelligence’s economically advantageous products outside of Danish borders.

Target Group.

The Media Intelligence product applies to all companies, organizations and public offices that have a certain size, and a general requirement for media monitoring of online sources, as either they or their competitors are regularly mentioned in the media. The product can be advantageously disseminated among several recipients in the organization. This is something that is particularly suitable for general industry searches (please see above).

The more specific searches will primarily be used by the public relations and information department. The Chief Public Relations Officer or Chief Information Officer functions are typically the point of departure for the sale, as they are interested in staying up-to-date on market developments in relation to the Company and to the industry in general.

Distribution.

Visator Media Intelligence customers can receive their news, “intelligence”, via e-mail, directly onto the company’s intranet, through ICQ or MSN Messenger..

The customer decides which time of day is preferable for information delivery. The number of recipients in organizations is free of charge.

Visator Business Intelligence

Visator Business Intelligence will, when the product is launched, provide each person in the Company with the possibility for remaining updated regarding companies and persons, to whom the individual employees in the Company have a relationship. A Company that utilizes Business Intelligence can thus follow news and information on all the Company’s subjects of interest, including customers, suppliers and other collaborative partners. They can, through this create a closer relationship with the subjects of interest in question.

Business Intelligence will seek out all online information sources (except Deep Net, please see under the product Brand Intelligence) including general news, business news as well as public sources etc. The public part of source monitoring comprises all public news sources and publications, - all the way from those of the State, Municipalities, universities and hospitals, to the EU Commission’s published bank of information, including statements and decisions, reports, speeches, and articles.

An employee of the customer must be the administrator for the product and sets up search profiles. These match the relevant subjects of interest/business connections, regarding which the Company desires to be kept informed. The individual user in the Company will hereafter get access to choosing which of the prepared search profiles, in which this individual has an interest. The personal search profile will then be created from this. One may freely create all the searches that are deemed necessary.

The customer may to suggest URLs for the companies, on which monitoring is desired, against an additional charge. Web Intelligence’s customer – a legal firm for example- defines their customers’ Company names, as well as the names of the contact persons in these companies. This work may be carried out electronically by one single individual in the organization, or by the individual recipients. When the legal firm’s customers or contact persons, for the Company in question are mentioned, then the legal firm receives information about it. They can then through this “follow” their customers more closely. This is something that can be used in ”sales promotions” to the customer. If it is a larger legal firm that uses the product, then a distribution list is prepared, so that only relevant persons in the firm are informed of mention regarding the individual customer.

Target Group.

Visator Business Intelligence is directed towards all companies and organizations that desire ongoing orientation regarding their interest groups. This is, for example customers, partner companies and suppliers. The product is particularly relevant for Companies with a large sales force, or companies with a large number of business customers, where the personal factor has great significance in the business relationship. Web Intelligence particularly sees advertising bureaus, attorneys, accountants, and other types of consulting companies as relevant.

The essential difference between Business Intelligence and existing press clips, are that all employees do not have an interest in all of the Company’s collective customers. They are only interested in the part that affects the individual employee. With Visator Business Intelligence every user can customize his/her monitoring, so that the requirements of the person in question are considered.

The point of departure for sales will typically be the Chief of Sales, or the person with customer responsibility. For example, the chief of sales can allow salespersons and account managers to receive information about the companies where the individual sales person has a direct relationship.

Distribution.

Each user receives an e-mail with customized monitoring once daily at a predetermined time of day. There will, at the same time, through the information Web Intelligence sends, be the opportunity for a system that connects the company’s existing ERP/sales system to the information found by Web Intelligence.

Web Intelligence expects to launch Business Intelligence as the last of the three products, as those routines and tasks, which must be carried out in connection with the startup of a new customer are separate from those routines and tasks, which the organization has the resources for today. The first test installation is expected during the coming year.

Visator Brand Intelligence

Visator Brand Intelligence gives the customer the possibility for diving down into the ”undiscovered” depths of the Internet, and to keep the finger on the pulse of ordinary consumers. Each day there are discussions about everything between heaven and earth in many thousands of places on the net. With Visator Brand Intelligence the customer obtains the possibility for following these discussions, as soon as they appear, and they can thus affect opinion making in a positive manner. With Visator Brand Intelligence the Company can be everywhere, all the time.

Brand Intelligence assures the Company of information regarding all mention of the Company’s name and/or product names, within a very short period of time (down to 15 minutes) in all of Web Intelligence’s online sources, including Deep Net sources with e-mail lists, communities and discussion forums. These pop up everywhere on the net at explosive rates of speed.

Visator Brand Intelligence could, for example, have been utilized by Compaq Computer when a journalist, in a newsgroup for IT-journalists, suddenly began to make strong critical statements. The person spoke directly and negatively about Compaq’s products, because of a personal experience, and a coincidence of unfortunate events. This ”News Item” was distributed in this ”closed” forum to many hundreds of journalists and opinion makers, with potentially great damage to Compaq’s otherwise strong brand.

Today companies risk that dissatisfied customers set rumors about the Company or the product in motion in these open and anonymous online environments. With Brand Intelligence, Web Intelligence’s customers are assured the possibility of instantly being able to react to this mention, if there is a need for it.

Target Group.

The product, Brand Intelligence, is directed towards companies and organizations with strong brands. The “trademark” is of the greatest significance here, and they therefore desire a targeted monitoring and ”accumulation” of mention, in order to prevent and counter negative mention. Brand Intelligence ensures monitoring of all Web Intelligence’s online sources. These also comprise discussion forums, communities, e-mail lists and other less accessible and time-demanding places on the net, where ordinary people, as well as industry people, indicate their opinions.

The point of departure for sales of Brand Intelligence is primarily for those with responsibility for marketing and for products. The individual product chief can receive information as soon as a relevant discussion arises, or a chief of marketing can keep an eye on how the marketing campaign is received and discussed among the general public.

Distribution.

Delivery of Brand Intelligence can take place freely at all times of the day through SMS, e-mail, ICQ, MSN Messenger, or to the intranet of the company. The users may choose whether they desire a summarized e-mail at regular time intervals, or if information is to be forwarded immediately after it is found.

Product Development - Near Future

During the near future, which in our terminology is within the coming three months, we expect to be able to launch a new version of the intranet-solution, which more and more of the customers choose. Shown here is the information, which Web Intelligence finds for the customer on an intranet page, as opposed to being sent by an e-mail.

Product Development - Long Term

Long term, Web Intelligence will concentrate its resources in technical development, within three areas:

1.	product adaptation and user interfaces
2.	distribution methods
3.	search technology and segmentation structure.

The first area, on which we will concentrate our efforts, is the users’ utilization of the products. That is, a focus on having an ongoing development of the products, and user interfaces that the individual user experiences/works with. This is to ensure an optimal utilization of the system for the individual. By using programs such as Outlook and Explorer, as points of entries into Web Intelligence’s systems, we are utilizing the extreme availability of these programs, as well as existing user knowledge. Web Intelligence will further utilize new channels for sending information to the end users, as these channels reach massive dissemination.

The other area, around which we will concentrate technology development, is the utilization of new methods of distribution for optimization of Web Intelligence’s products. This can, for example, be in the form of OEM agreements with larger online services, or collaboration agreements with the online services of industry associations that have a large number of members within specific areas. The distribution of existing products will be continuously developed in concert with the dissemination of all types of new wireless devices in the market.

Long term, and in accordance with a sharpened competitiveness, we estimate that the technological competency and ability, will continue to be more and more crucial to Web Intelligence’s success on the market. The third point of focus, with which we are working, is therefore in the technological development, search technology and segmentation structure. Search quality and assurance that it will be completed, so that the best possible coverage of all relevant online services are obtained on all relevant online services, will ensure customer loyalty to Web Intelligence.

The market for electronic exformation products is in its infancy. The drivers on the market are therefore those companies that either because of their size or economic resources, or their understanding for and utilization of, this technology’s possibilities. It is those companies that are a part of the primary target group during the initial growth period in every market. The remaining part of the primary target group in this period is those companies that sell brand name products or services, in relation to the Brand Intelligence product.

The primary target group for the first growth period in every market is relatively easy to describe. This will in concert with the growing number of companies utilizing the information possibilities on the internet, be replaced by another growth period that we estimate will start, at the latest, one year after the sale has begun. Latent customers will be more differentiated in the other growth period, the descriptive criteria more difficult, while the numbers of potential buyers simultaneously increase significantly.

Market Size.

On the background of present experiences, which clearly show how different Web Intelligence’s customers are, we estimate, that there in the industrially well developed markets, such as in Northern Europe and the United States, are approximately 200 potential clients pr. 1 million residents. This estimate must of course be seen in relation to the various business structures in the individual market.

Industry Analysis

The number of direct Visator competitors is relatively small. ”The type” of these companies is for example, Infopaq, Observer, Moreover (UK), Retriever (S) and Webclipping (US). It is an internationally oriented area of business, where acquisitions across national borders are not unusual. Those established within media monitoring of, for example, newspapers, radio and TV, are relatively labor-intensive due to their structure. The primary part of the industry's sales is national. There is thus very limited export within this area.

Competitors and Positioning

Visator’s technology and network is to some degree unique in form and application. We estimate that only a few competitors have a competitive technology/network, and that the time for copying assumed that adequate economic resources are available will be 9-12 months. Thus we also estimate that there probably will not be new players coming to the market, but that the market will continue to develop on the background of those companies, which are in it today. The competing companies and products may be divided into three categories:

o	traditional press clips
o	electronic press clips based on the technology of others
o	electronic press clips based on own technology

Item 7.     Financial Statements and Exhibits

(a)	Financial statements of businesses acquired
Financial statements of the Company will be filed by an amendment to this Report within 60 days after this Report must be filed.
(b)	Pro forma financial information
Pro forma financial information will be furnished with the aforementioned amendment.
(c)	Exhibits

Number	Exhibit
2.1	Stock Purchase Agreement and Share Exchange dated as of December 20, 2002 by and among Startcall.com, Inc. and Web Intelligence Technology, ApS and Arn Invest ApS.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VISATOR, INC.

By: /s/ Anders Nielsen Anders Nielsen President

December 31, 2002